Exhibit 99.3

ACQUICOR TECHNOLOGY, INC. COMPLETES MERGER WITH JAZZ SEMICONDUCTOR, INC.
Acquicor Announces Name Change to Jazz Technologies, Inc.

NEWPORT BEACH, CA - (February 20, 2007) - Jazz Technologies, Inc., formerly Acquicor Technology Inc., and Jazz Semiconductor, Inc. today announced the completion of the merger between the two companies. Under the terms of the Agreement and Plan of Merger dated as of September 26, 2006, Jazz Technologies acquired all of the outstanding securities of Jazz Semiconductor and Jazz Semiconductor became a wholly owned subsidiary of Jazz Technologies. After the completion of the merger, Acquicor Technology changed its name to Jazz Technologies, Inc.

At the closing of the Merger, Jazz Technologies made total payments of approximately $260.1 million pursuant to the merger agreement, which included the impact of an estimated working capital adjustment and the deduction of $4.4 million of transaction costs incurred by Jazz Semiconductor in connection with the Merger and its terminated public offering. Of these payments, approximately $27.7 million of the purchase price was placed in escrow for final working capital adjustments, if any, to secure indemnification claims and to fund obligations to make certain retention bonus payments following the completion of the merger to Jazz Semiconductor employees.

Following conversion of 5,668,116 shares of common stock into a pro rata share of the Jazz Technologies trust account and the previously announced redemption of 1,873,738 shares of common stock owned by the founding shareholders, both of which are expected to occur within the next two weeks, the Company will have 26,915,218 million shares and 58,166,668 million warrants outstanding. The Company is traded on the American Stock Exchange. The trading symbols for the Company’s common stock, units and warrants will change at the open of business on Wednesday, February 21, 2007 as follows:

•	Common stock formerly traded under “AQR” will trade under “JAZ”

•	Units formerly traded under “AQR.U” will trade under “JAZ.U”

•	Warrants formerly traded under “AQR.WS” will trade under “JAZ.WS”

Gil Amelio, chairman and chief executive officer of Jazz Technologies said, "We are very pleased that our shareholders recognized the substantial strategic and economic benefits associated with this merger. We believe that the combined company now has all the necessary ingredients for becoming the leading provider of innovative specialty foundry services. We are looking forward to sharing with our investors the strategic plans we have put in place to implement this vision.”

“We are extremely excited about the completion of the merger,” said Shu Li, president and chief executive officer of Jazz Semiconductor. “We expect our new status as a publicly traded company to provide Jazz Semiconductor with greater financial flexibility as we grow our business organically and through strategic acquisitions.”

“Jazz Semiconductor’s customers will also benefit from the stronger balance sheet and our access to increased capabilities of the combined entity to serve their needs even better,” concluded Li.

About Jazz Technologies, Inc.

Jazz Technologies is a company formed by Gilbert F. Amelio, Ph.D., Ellen M. Hancock and Steve Wozniak for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors.

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About Jazz Semiconductor, Inc.

 Jazz Semiconductor is a wholly owned subsidiary of Jazz Technologies, Inc. Based in Newport Beach, California, Jazz Semiconductor is an independent wafer foundry primarily focused on specialty CMOS process technologies, including High Voltage CMOS, SiGe BiCMOS and RFCMOS for the manufacture of highly integrated analog and mixed-signal semiconductor devices. The company's specialty process technologies are designed for customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies.

Jazz Semiconductor was initially formed in March 2002 as a joint venture between The Carlyle Group, a global private equity firm, and Conexant Systems, Inc., a leading semiconductor supplier. The Carlyle Group invested in Jazz Semiconductor to facilitate the company’s transition from a captive manufacturing facility within Conexant to an independent semiconductor foundry. The transition has been successfully completed and has resulted in the expansion of Jazz Semiconductor’s business from a few customers at its inception to over 330 design wins with more than 100 customers to date.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to the expected benefits of the merger and are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “expect,” “anticipate,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions. Forward-looking statements are based largely on expectations and projections about future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Jazz Technologies’ actual results and the consequences of the merger, including any expected benefits, could differ materially from those anticipated in forward-looking statements and you should not place any undue reliance on such forward looking statements. Factors that could cause actual performance to differ from these forward-looking statements include the risks and uncertainties disclosed in Jazz Technologies’ filings with the SEC. Jazz Technologies’ filings with the SEC are accessible on the SEC’s website at http://www.sec.gov. Forward-looking statements speak only as of the date they are made. Jazz Technologies assumes no obligation to update forward-looking statements.

Contact:
Investor Relations:
Market Street Partners
Kate Sidorovich / Jon Avidor,
415-445-3236 / 415-445-3234
kate@marketstreetpartners.com
jon@marketstreetpartners.com

Media:
Market Street Partners
Cheryl Reiss, 415-445-3237
AQR@marketstreetpartners.com

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